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                                                                     Exhibit 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                              HOTELWORKS.COM, INC.

                Under Section 402 of the Business Corporation Law



         1. The name of the corporation is HOTELWORKS.COM, INC.
(hereinafter referred to as the "Corporation").

         2. The purpose or purposes for which the Corporation is formed are as follows; to wit,

To engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

To own, operate, manage, acquire and deal in property, real and personal, which may be necessary to the conduct of the business.

The Corporation shall have all of the powers enumerated in Section 202 of the Business Corporation Law, subject to any limitations provided in the Business Corporation Law or any other statute in the State of New York.

         3. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of
Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

         4. The county in which the office of the corporation is to be located in the State of New York is: Nassau

         5. The aggregate number of shares of stock that the Corporation shall have authority to issue is (i) twenty million





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(20,000,000) shares of Common Stock, $0.01 par value per share ("Common Stock"), and (ii) three million (3,000,000) shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them.

         I. DESIGNATIONS AND AMOUNT. 200,000 shares of the Preferred Stock of the Corporation, stated value of $25 (the "Stated Value") per share, shall constitute a class of Preferred Stock designated as "Redeemable Convertible Preferred Stock" (the "Preferred Stock").

         II. RANK. The Preferred Stock shall rank senior to all classes and series of common stock of the Corporation now or hereafter authorized, issued or outstanding, including, without limitation, the Common Stock, par value $.01 per share ("Common Stock") of the Corporation, and any other classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding and specifically designated as being junior to the Preferred Stock (collectively, the "Junior Securities"). Unless authorized by a vote of the holders of a majority of the Preferred Stock then outstanding, no other capital stock of the Corporation shall rank senior to the Preferred Stock.

         III. DIVIDENDS.

              (a) The holders of shares of Preferred Stock shall be entitled to receive, out of assets of the Corporation legally available for payment, cash dividends at the rate of six percent (6%) (or $1.50) per annum per share of Preferred Stock (the "Preferred Dividend"), payable annually and in arrears on the ninetieth day following the end of the fiscal year of The Leonard Parker Company, a Florida corporation ("LPC") in each year, commencing March 31, 1998 (each a "dividend payment date"); PROVIDED, HOWEVER, that if on any such day banks in the City of New York are authorized or required to close, a Preferred Dividend otherwise payable on such day will be payable on the next day that banks in the City of New York are not authorized or required to close. Such Preferred Dividend shall accrue from the date of issuance and be cumulative from the later of the date of initial issuance of such shares of Preferred Stock or the most recent dividend payment date on which dividends have been paid on the Preferred Stock by the Corporation. The party that holds the Preferred Stock on an applicable record date, as shall be fixed by the Board, for any Preferred Dividend will be entitled to receive such Preferred Dividend, without regard to whether the Preferred Stock is outstanding subsequent to the applicable record date but prior to the applicable dividend payment date. If the Corporation is legally capable of paying the Preferred




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Dividend and elects to accrue such amount, such accrued dividends shall bear interest at the rate of 13 1/2% per annum until paid.

              (b) So long as any Preferred Stock shall remain outstanding, the holders of the Preferred Stock shall be entitled to receive, and Parker Reorder Corporation, a Florida corporation ("Parker Reorder"), shall pay, out of the cumulative net profits (the "Cumulative Net Profits") of Parker Reorder, a cash payment (the "Participating Dividend") equal to twenty percent (20%) of (i) the Cumulative Net Profits of Parker Reorder, less (ii) all Participating Dividends previously made to the holders of the Preferred Stock hereunder, such Participating Dividend to be payable annually to the holders of the Preferred Stock ninety (90) days following the end of each fiscal year of Parker Reorder. Such Participating Dividend shall be paid in only such amounts as shall be authenticated by a certificate executed by two officers of the Corporation. "Cumulative Net Profits" shall mean net profits of Parker Reorder computed in accordance with generally accepted accounting principles based on the audited financial statements of Parker Reorder, assuming that taxes and other charges are assessed as if it were a standalone company, cumulative from January 1, 1997. For purposes of calculating Cumulative Net Profits, expenses allocated to Parker Reorder for goods or services provided by any affiliate of the Company shall not exceed the sum Parker Reorder would have paid for such goods or services to an unaffiliated third party. In the event that the Preferred Stock ceases to be outstanding at a time prior to the end of a fiscal year of Parker Reorder, Cumulative Net Profits and, consequently, the Participating Dividend, shall be computed as of the end of the most recently completed fiscal quarter of Parker Reorder and shall be paid within ninety (90) days after the Preferred Stock ceases to be outstanding.

              (c) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, unless all accrued and unpaid Preferred Dividends on the Preferred Stock for all prior and applicable dividend periods have been or contemporaneously are declared and paid and the Preferred Dividends on the Preferred Stock for the current and applicable dividend period, if accrued, have been or contemporaneously are declared and set apart for payment.

         IV. RIGHTS ON LIQUIDATION, DISSOLUTION OR WINDING UP, ETC.

              (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the stockholders of the Corporation, whether from capital, surplus or earnings, shall be distributed in the following order of priority:




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                   (i) The holders of shares of Preferred Stock shall be
entitled to receive, in cash, prior and in preference to any distribution to the holders of any Junior Securities an amount equal to the Stated Value for each share of the Preferred Stock then outstanding, plus an amount equal to all accrued and unpaid Preferred Dividends and interest thereon, if any, on such shares of Preferred Stock as of the date such payment is made to the holders of shares of Preferred Stock; and

                   (ii) If there is a distribution pursuant to Section IV(a)(i) hereof, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed pro rata to the holders of issued and outstanding shares of Common Stock.

              (b) If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

              (c) For purposes of this Section IV, a distribution of assets in any liquidation, dissolution or winding up shall not include (i) any consolidation or merger of the Corporation with or into any other corporation,
(ii) any liquidation, dissolution, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or
(iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; PROVIDED, HOWEVER, that, in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of Preferred Stock and that the holders of a majority of the Preferred Stock then outstanding, voting as a class, shall have given their approval.

              (d) After the payment of the full preferential amounts provided for herein to the holders of shares of Preferred Stock, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

         V. REDEMPTION OF PREFERRED STOCK.

              (a) OPTIONAL REDEMPTION. At any time and from time to time after the third anniversary of the closing of the purchase by the Corporation of all of the common stock of LPC




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(the "Closing"), the Corporation shall have the option, on a pro rata basis, to
(unless otherwise prevented by law) redeem all, or any portion of, the Preferred Stock in accordance with Section V(c) and upon 30 days prior written notice of the Corporation's intention to exercise the redemption option to the holders of shares of Preferred Stock, at a redemption price equal to the Stated Value for each such share of the Preferred Stock then outstanding, plus an amount equal to all accrued and unpaid Preferred Dividends and interest thereon, if any, on such shares of Preferred Stock as of the date such redemption is exercised.

              (b) MANDATORY REDEMPTION. At any time after the fifth anniversary of the Closing, at the request of the holders of all of the Preferred Stock, the Corporation must redeem, within 90 days after such notice is received, all of the Preferred Stock in accordance with Section V(d), at a redemption price equal to the Stated Value for each such share of the Preferred Stock then outstanding, plus an amount equal to all accrued and unpaid Preferred Dividends and interest thereon, if any, on such shares of Preferred Stock as of the date such redemption is exercised. If the Corporation does not redeem all of the Preferred Stock as provided in this Section V(b) within 90 days of notice duly served upon the Corporation in accordance with Section V(d) by holders of a majority in interest of the Preferred Stock, then the holders of the Preferred Stock, voting together as a class, shall be entitled to elect such number of directors of the Corporation as shall equal the minimum number required to equal a majority of such Board of Directors. In order to effect such election, the Corporation will, to the extent necessary, expand its Board of Directors to allow for such additional members and will take all such additional actions as may be reasonably necessary. Upon payment of the redemption price of the Preferred Stock, the class vote as described herein shall expire and the holders of the Preferred Stock shall cause the directors so elected to resign. The obligation of the Corporation to redeem the Preferred Stock pursuant to this Section V(b) shall be secured by a pledge of all of the capital stock of LPC, as evidenced by that certain Pledge Agreement, dated January 9, 1997.

              (c) OPTIONAL REDEMPTION PROCEDURE. Notice of any Preferred Stock redemption date pursuant to Section V(a) hereof shall be sent by the Corporation by first-class certified mail, return receipt requested, postage prepaid, to the holders of record of shares of Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation at its principal corporate office. At any time on or after any Preferred Stock redemption date, the holders of record of shares of Preferred Stock to be redeemed on such Preferred Stock redemption date in accordance with this Section V shall be entitled to receive the applicable redemption price upon actual delivery to the




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Corporation or its agents of the certificates representing the shares to be redeemed or delivery of an affidavit, in form reasonably acceptable to the Corporation, that such certificates have been lost or destroyed.

              (d) MANDATORY REDEMPTION PROCEDURE. If the Corporation receives an election from the holders of the Preferred Stock pursuant to Section V(b) hereof, notice of the Preferred Stock redemption date (which shall be on or before the date 90 days after notice to the Corporation) shall be sent by the Corporation by first-class certified mail, return receipt requested, postage prepaid, to the holders of record of shares of Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation. At any time on or after any Preferred Stock redemption date, the holders of record of shares of Preferred Stock to be redeemed on such Preferred Stock redemption date in accordance with this Section V shall be entitled to receive the applicable redemption price upon actual delivery to the Corporation or its agents of the certificates representing the shares to be redeemed.

         VI. VOTING RIGHTS.

              (a) Except as hereinafter set forth, the holders of Preferred Stock shall be entitled to vote together with the holders of the Common Stock on all matters submitted to the holders of the Common Stock. Each share of Preferred Stock shall be entitled to 4.17 votes.

              (b) The holders of record of the Preferred Stock, voting as a class, shall be entitled to elect two (2) directors of the Corporation's Board of Directors at any time that any of the Preferred Stock is outstanding.

              (c) The holders of the Preferred Stock shall be entitled to vote as a class with respect to any action of the Corporation adversely affecting the Preferred Stock, its rights and preferences.

         VII. CONVERSION OF PREFERRED STOCK.

              (a) Any holder of the Preferred Stock shall have the right at such holders' option, at any one time during the period beginning immediately after the first anniversary of the Closing and ending on the third anniversary of the Closing, to convert all of such holder's shares of Preferred Stock into (i) such whole number of shares of Common Stock equal to the product of the Stated Value and the number of such holder's shares of Preferred Stock, divided by the average closing sale price (determined as provided in Section VII(e)) for the Common Stock for the 20 trading days immediately prior to the date written notice of the holder's intention to exercise the conversion option is given (the "Conversion




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Rate"); PROVIDED, HOWEVER, that in no case shall the number of shares of Common
Stock into which each share of Preferred Stock may be converted be less than five or greater than 25 or (ii) such whole number of shares of common stock, par value $1.00 per share, of Parker Reorder (the "Parker Common Stock") equal to 9.80% of the outstanding shares of Parker Common Stock as calculated immediately after such conversion.

              (b) Before any holder of shares of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall give
(a) 10 days written notice in the case of exercising the conversion rights set forth in Section VII(a)(i) (which notice shall not be given later than 10 days prior to the end of the third anniversary of the Closing) or (b) 30 days written notice in the case of exercising the conversion rights set forth in Section VII(a)(ii) to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificates for shares of Common Stock are to be issued. After the expiration of the applicable notice period, the holder of shares of Preferred Stock shall surrender the certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, certificates for the number of shares of Common Stock or Parker Common Stock to which such holders shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock or Parker Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock or Parker Common Stock as of such date.

              (c) The Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of the Preferred Stock. If any fractions of a share would, but for this Section, be issuable upon any conversion of Preferred Stock, in lieu of such fractional share, the Company shall pay to the holder, in cash, an amount equal to the same fraction of the price per share of Common Stock as determined in Section VII(a)(i). Notwithstanding the foregoing, Parker Reorder may issue fractions of shares of Parker Common Stock upon conversion of the Preferred Stock.

              (d) The Corporation and Parker Reorder shall reserve and shall at all times have reserved out of each of their respective authorized but unissued shares of Common Stock sufficient shares of Common Stock to permit the conversion




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of the then outstanding shares of the Preferred Stock pursuant to this Section
VII. All shares of Common Stock or shares of Parker Common Stock which may be issued upon conversion of shares of the Preferred Stock pursuant to this Section VII shall be validly issued, fully paid and nonassessable.

              (e) The closing price for each day shall be the last reported sale price or, in case no such reported sale takes place on such date, the average of the reported closing bid prices for ten consecutive trading days ending the last trading day before the day in question, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of Common Stock, or in case no reported sale takes place, the average of the daily closing bid and asked prices, for ten consecutive trading days ending the last trading day before the day in question, on the Nasdaq SmallCap Market ("NASDAQ"), or if Common Stock is not quoted on NASDAQ, the OTC Electronic Bulletin Board or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If Common Stock is not quoted on NASDAQ, the OTC Electronic Bulletin Board or any comparable system, the Board of Directors shall in good faith determine the current market price on such reasonable basis as it reasonably considers appropriate.

              (f) If any of the following shall occur: (i) any reclassification, stock split or change of outstanding shares of Common Stock issuable upon conversion of shares of Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or stock split of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock, then in addition to all of the rights granted to the holders of Preferred Stock as designated herein, the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, stock split, change, consolidation or merger, provide in its certificate of incorporation or other charter document that each share of Preferred Stock shall have rights which shall be as nearly equivalent as may be practicable to the rights provided for in this Section VII. If, in the case of any such




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reclassification, stock split, change, consolidation merger, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor purchasing corporation, as the case may be, in such reclassification, stock split, change, consolidation or merger, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this
Section VII(f) shall similarly apply to successive consolidations, mergers, sales or conveyances.

              (g) The Corporation will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section VII and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

         VIII. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         IX. RESTRICTION OF TRANSFERABILITY. The shares of Preferred Stock may not be sold, assigned or transferred except in accordance with the provisions of Sections V and VII.

         X. OTHER. The Corporation and its affiliates may not purchase shares of Preferred Stock except ratably from all holders thereof.




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PREFERENCE STOCK:

         Section 1. Designation, Amount and Par Value. The series of Preference Stock shall be designated as "Series A Preference Stock" (the "Series A Preference Stock"), and the number of shares so designated shall be 100,000. The par value of each share of Preference Stock shall be $.01. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preference Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preference Stock.

         Section 2. Dividends and Distributions.

              (A) Subject to the rights of the holders of any shares of any series of Preference Stock (or any similar stock) ranking prior and superior to the Series A Preference Stock with respect to dividends, the holders of shares of Series A Preference Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preference Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preference Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preference Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of



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shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (B) The Corporation shall declare a dividend or distribution on the Series A Preference Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preference Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

              (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preference Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preference Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preference Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preference Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of shares of Series A Preference Stock shall have the following voting rights:

              (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preference Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or



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otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preference Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preference Stock or any similar stock, or by law, the holders of shares of Series A Preference Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

              (C) Except as set forth in the Certificate of Incorporation or herein, or as otherwise provided by law, holders of Series A Preference Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4. Reacquired Shares. Any shares of Series A Preference Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preference Stock and may be reissued as part of a new series of Preference Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preference Stock or any similar stock or as otherwise required by law.

         Section 5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preference Stock unless, prior thereto, the holders of shares of Series A Preference Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preference Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or




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(2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preference Stock, except distributions made ratably on the Series A Preference Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preference Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preference Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preference Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. No Redemption. The shares of Series A Preference Stock shall not be redeemable.





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         Section 8. Rank. The Series A Preference Stock shall be of equal rank in respect of the preference as to dividends and to payments upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation, with all shares of Preference Stock of all series.

         Section 9. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preference Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preference Stock, voting together as a single class.



         6. The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

                           The Corporation
                           218 Rockaway Turnpike, Suite 707
                           Cedarhurst, New York 11516

         7. The directors shall be divided into three clases, each with, as nearly as possible, one-third of the members of the Board of Directors, and designated as Class I, Class II and Class III. Class I directors shall be initially elected at the 1998 Annual Meeting of Shareholders for a term expiring at the 1999 Annual Meeting of Shareholders; Class II directors shall be initially elected at the 1998 Annual Meeting of Shareholders for a term expiring at the 2000 Annual Meeting of Shareholders; Class III directors shall be initially elected at the 1998 Annual Meeting of Shareholders for a term expiring at the 2001 Annual Meeting of Shareholders. At each succeeding annual meeting of shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of shareholders held in the third year following the year of their election, and until their successors are elected and qualified. Notwithstanding the foregoing, in the event that the Board of Directors does not nominate a director for election by the shareholders at an annual meeting of shareholders, the Board of Directors shall be entitled to appoint a director after such annual meeting for a term that expires at the next succeeding annual meeting of shareholders and until such director's successor is elected and qualified. At such succeeding annual meeting, the shareholders shall elect a director for a two-year term that expires at the annual meeting of shareholders held in the second year following the year of such director's election by the shareholders, and until such director's successor is elected and qualified. Thereafter, the directors shall continue to be elected in accordance with the election schedule set forth above.








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